Exhibit 10.7

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Employment Agreement”) executed as of this 20th day of January, 2014 and effective as of the “Effective Date” as defined below, by and between FRANK S. SORRENTINO, III an individual residing at 48 Carol Drive, Englewood Cliffs, New Jersey (the “Employee”), CONNECTONE Bank, a New Jersey state chartered commercial bank with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Bank”), and CONNECTONE BANCORP, INC., a New Jersey corporation with its principal place of business located at 301 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Company”; the Bank and the Company sometimes collectively are referred to herein as “Employer”).

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1. Employment. The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Position and Duties. The Employee shall be employed as Chairman, Chief Executive Officer and President of the Company and the Bank, to perform such services in that capacity as are usual and customary for comparable institutions, all other employees of the Company and the Bank shall report directly or indirectly to the Employee and the Employee shall report only and directly to the Board of Directors of the Company and the Bank. In addition, Employee shall annually be nominated for election to the Boards of the Company and the Bank, and the Company, as the sole shareholder of the Bank, shall vote to elect Employee to the Board of the Bank. As President and Chief Executive Officer, Employee shall have general executive powers to run the operations of the Employer and carry out the dictates of the board of directors. Employee shall have general supervision of the business of the Employer, and shall prescribe the duties of the other officers and employees of the Employer. The Chief Executive Officer shall have the authority to retain or terminate officers and employees of the corporation, subject to Board ratification with regard to the Chief Financial Officer, Chief Lending Officer and Chief Credit Officer.

Employee agrees that he will devote his full business time and efforts to his duties hereunder.

3. Compensation. Employer shall pay to the Employee compensation for his services as follows:

(a) Base Salary. The Employee shall be entitled to receive during his service hereunder a minimum annual base salary (the “Base Salary”) of Five Hundred Twenty Two Thousand Five Hundred Dollars ($522,500), which shall be payable in installments in accordance with Employer’s usual payroll method. Annually commencing in 2014, the Board of Directors shall review the Employee’s performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall increase the Base Salary accordingly; provided, however, that the Base Salary shall not be reduced unless such reduction is part of an overall reduction in compensation applicable to all senior executive officers of the Employer.

(b) Incentive Plans. Employee shall be entitled to participate in the Employer’s incentive plan for executive officers of the Employer.

4. Other Benefits.

(a) Automobile. The Employee shall be entitled to a cash allowance in the amount of one thousand two hundred and fifty ($1,250) dollars per month to be used for the purpose of maintaining an automobile for use in the business of the Employer.

(b) Insurance Coverage and Employee Benefit Plans. The Employee shall be entitled to receive hospital, health, medical, and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.

(c) Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

(d) Vacation. The Employee shall be entitled to vacations and other leave in accordance with the Employer’s policy for senior executives.

5. Term. The term of this Agreement shall commence on the effective date of the consummation of those certain transactions provided for under that certain Agreement and Plan of Merger dated as of January 20, 2014 by and among the Company (f/n/a Center Bancorp, Inc) and Connectone Bancorp, Inc. (the “Effective Date”) and continue until the third anniversary of the Effective Date (the “Term”); provided, however, that unless either party gives written notice at least ninety (90) days prior to the anniversary of the Effective Date, this Agreement shall renew for one (1) additional year on each such anniversary of the Effective Date, and such extended period shall be deemed to be included within the Term.

6. Termination. Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. Employee’s rights upon a termination shall be as follows:

(a) Cause. For purposes of this Agreement “Cause” with respect to the termination by Employer (as defined below) of Employee’s employment shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform his duties for Employer under this Agreement after at least one (1) warning in writing from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority, identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to Employer as specified in written notice to the Employee from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority; or (iii) conviction of or a plea of nolo contendere to a crime (other than a traffic violation) which is either a felony or an indictable offense or Employee’s habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from the Compensation Committee of the Board of Directors of the Employer, or such person or body to which such body may delegate such authority to refrain from such behavior.

(b) Termination With Cause. Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall only be entitled to salary and benefits accrued through the date of termination.

(c) Termination Without Cause. Upon a termination of Employee’s employment hereunder without “cause”, in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the sum of (i) his then current annual Base Salary for the remainder of the then remaining Term, but no less than one year of his then current Base Salary, and (ii) the highest cash bonus paid to Employee over the prior thirty six month period, or the amount accrued during the current year for Employee’s cash bonus for that year, whichever is higher. This lump sum severance payment shall be made to Employee in accordance with the terms of Section 11(g) hereof, and subject to Section 11(f) hereof. In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to Employee prior to such termination for a period equal to the then remaining Term, but no less than one year. In the event Employer, under its insurance and benefit plans then in effect, is unable to provide Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, Employer will pay an amount equal, on an after tax basis, to Employee’s premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without “cause”. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of Employee’s hospital, health, and medical insurance, Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by Employer in accordance with the applicable provisions of the Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(d) Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long term disability plan of the Employer then in effect.

(f) Board Action to Terminate. Any determination by Employer to terminate Employee’s employment hereunder, whether with or without “cause”, shall only be effective if approved in a resolution adopted by at least seventy-five percent (75%) of the total members of the Board of Directors of each of the Company and the Bank.

7. Change in Control.

(a) Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), and in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Sections 8,9 and 10 hereof, Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within six (6) months of the occurrence of a Change in Control Employer or its successor shall (i) reassign the Employee to a position of lesser rank or status than Chief Executive Officer, (ii) relocate the Employee’s principal place of employment by more than twenty five (25) miles from its location prior to consummation of the Change in Control, or (iii) reduces the Employee’s compensation or other benefits below the level in effect prior to the consummation of Change in Control, in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Section 8,9 and 10 hereof, Employee shall have the right to resign his employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b) A “Change in Control” shall mean:

(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c) In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to the sum of (i) Employee’s highest annual Base Salary over the prior thirty six month period plus (ii) the highest cash bonus paid to Employee over the prior thirty six month period, or the amount accrued during the current year for Employee’s cash bonus for that year, whichever is higher, times two plus one twelfth for each year after January 1, 2007 Employee is employed by the Employer (i.e., as of the second anniversary of January 1, 2007, the Employee will be entitled to his annual Base Salary and bonus amount as determined above times 2 and two twelfths), to a maximum of 2.99 times Employee’s annual Base Salary and cash bonus amount as determined above; provided further, however, that in no event shall any payments provided for hereunder, when combined with any other payments due to Employee contingent upon a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder (or, at the option of Employee, any other agreement, plan or program providing for payments contingent upon a Change in Control) will be reduced, if necessary, to an amount which is One

Dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with such Section 280G. The payments provided for hereunder shall be made in accordance with the terms of Section 11(g) hereof, and subject to Section 11(f) hereof. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination. Employer’s obligation to continue such insurance benefits will be for a period of one (1) year from the effective date of the Change in Control.

8. Covenant Not to Compete.

(a) As consideration for the benefits conferred upon Employee hereunder, including, but not limited to Employee’s right to severance under Section 6(c) and to a change in control payment under Section 7(c), Employee agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment (the “Covenant Term”), provided that he is entitled to severance hereunder upon such termination, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with Employer in the business of banking in the counties in which Employer conducts its business on the date of Employee’s termination.

9. Non Solicitation

During the period Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee’s services for the Employer for any reason, the Employee agrees that the Employee will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)	solicit or attempt to solicit from any customer that Employee serviced or learned of while in the employ of the Employer (“Customer”), or any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee’s termination (“Potential Customer”), business of a similar nature or related to the business of the Employer;

(ii)	accept any business from, or perform any work or services for, any Customer or Potential Customer, which business, work or services is similar to the business of the Employer;

(iii)	cause or induce or attempt to cause or induce any Customer, Potential Customer, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;

(iv)	solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee’s services to the Employer, or within twelve months prior thereto; or

(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, “solicitation” shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

10. Confidential Information

(a) As used herein, “Confidential Information” means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer’s customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Employee’s services for the Employer and after termination of Employee’s services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employees duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer.

(c) The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the

Employer makes such a request and automatically, without request, within five days after the termination of the Employee’s performance of services for the Employer for any reason.

11. Miscellaneous.

(a) Governing Law. In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b) Severability. If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(c) Entire Agreement; Amendment. This Agreement sets for the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d) Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer and shall inure to the benefit of Employee’s estate, heirs, representatives in the event of his death or Disability.

(e) Clawback and Recoupment. Any amounts paid Employee hereunder shall be subject to any generally applicable clawback or recoupment policy adopted by Employer, or the requirements of any law or regulation applicable to the Employer and governing the clawback or recoupment of executive compensation.

(f) Section 409A Compliance. If the Employee is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the

Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination.  Should this Section 11(f) result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Employer shall begin to make such payments as described in this Section 11(f), provided that any amounts that would have been payable earlier but for application of this Section 11(f) shall be paid in lump-sum on the 409A Payment Date.

(g) Release. All payments and benefits under Sections 6(c) or 7(c) hereof shall be contingent upon Employee executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, in the form attached hereto as Exhibit A, and which must be executed by the Employee no later than the twenty second (22nd) day after the termination of Executive’s employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 11(f), commence within eight (8) days after such release becomes effective; provided, however, that if Employee’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 11(f), commence on the first business day of the following calendar year.

(h) Prior Agreements. This Agreement shall supersede that certain Employment Agreement dated January 1, 2013 between the Employer and the Employee, which shall be deemed terminated and of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONNECTONE BANK

By:	/s/ Dr. Stephen Boswell
Dr. Stephen Boswell
Chairman, Compensation Committee

CONNECTONE BANCORP, INC.

By:	/s/ Dr. Stephen Boswell
Dr. Stephen Boswell
Chairman, Compensation Committee

EMPLOYEE:

/s/ Frank S. Sorrentino III
Name:	Frank S. Sorrentino III

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is dated _________, 201_, by and among _______________ (“Executive”), CONNECTONE BANCORP, INC. and CONNECTONE BANK (collectively “CNOB”).

WHEREAS, pursuant to the terms of that certain Employment Agreement dated _____between Executive and CNOB (the “Employment Agreement”), Executive has become entitled to receive a payment pursuant to either Section 6(c) or 7(c) of the Employment Agreement;

WHEREAS, pursuant to Section 11(g) of the Employment Agreement, it is a condition precedent to CNOB’s obligation to make such payments that Executive enter into this Agreement;

NOW, THEREFORE, IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Release and Waiver.

(a) The Executive, for himself, his heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, CNOB, and all their representatives, officers, directors employees and affiliates, and each and every successor, assign and agent (the “Released CNOB”), from and against any and all claims. As used herein, “claims” means any and all matters relating to the Employment Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of CNOB or any subsidiary or affiliate through the effective date of this Agreement or arising from or related to Executive’s service with CNOB, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with CNOB or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by CNOB and its affiliates; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the effective date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, from the beginning of time to the effective date of this Agreement. For avoidance of doubt, this Section includes a release of claims under the New Jersey Law Against Discrimination, the New Jersey State WARN Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Smoke-Free Air Act, the New Jersey Equal Pay Act, the New Jersey Occupational Safety and Health Law, the New Jersey Temporary Disability Benefits Act and the New Jersey Family Leave Act. In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the effective date of this Agreement. The foregoing list is meant to be illustrative rather than exclusive.

(b) Notwithstanding the foregoing, Executive does not waive any rights related to: (i) CNOB’s obligations to make payments or provide other benefits under either Section 6(c) or 7(c) of the Employment Agreement, (ii) claims for payment under any equity compensation plan of CNOB in effect as of the date hereof and under which Executive received an award, (iii) claims for benefits under CNOB’s tax-qualified retirement plans or other benefit or compensation plans in which Executive has a vested benefit; or (iv) claims for benefits required by applicable law or health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., COBRA). In addition, excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.

(c) Executive agrees not to institute, nor has Executive instituted, a lawsuit against any Released Company Party based on any waived claims or rights as set forth above.

(d) EXCEPT AS OTHERWISE PROVIDED HEREIN, EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT EXECUTIVE MAY NOW HAVE AGAINST ANY RELEASED COMPANY PARTY.

2. Injunctive Relief. The parties hereto recognize that irreparable injury will result to CNOB, their businesses and properties in the event of Executive’s breach of any covenants or agreements contained herein. CNOB will be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

3. General Provisions.

(a) Heirs, Successors and Assigns. The terms of this Agreement will be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c) Governing Law. This Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(e) Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS. CNOB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

EXECUTIVE

Date